Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of SG Blocks, Inc. on Form S-8 of our report dated April 15, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of SG Blocks, Inc. and Subsidiaries as of December 31, 2013 and 2012 and for the years then ended appearing in the Annual Report on Form 10-K of SG Blocks, Inc. for the year ended December 31, 2013. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY
January 13, 2015